EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)

                                                                          Year Ended

                                                                31-Mar-96  2-Apr-95   3-Apr-94

Primary:

Weighted average shares outstanding                               77,026     69,684     60,832

Net effect of dilutive stock options                               4,871      5,081      5,400

                                                                --------   --------   --------
Total                                                             81,897     74,765     66,232
                                                                ========   ========   ========

Income before extraordinary item                                $118,249   $ 78,302   $ 40,165
                                                                ========   ========   ========
Net income                                                      $120,170   $ 78,302   $ 40,165
                                                                ========   ========   ========

Primary earnings per share:
  Income before extraordinary item                              $   1.44   $   1.05   $   0.61
                                                                ========   ========   ========
  Net income                                                    $   1.47   $   1.05   $   0.61
                                                                ========   ========   ========

Fully diluted:

Weighted average shares outstanding                               77,026     69,684     60,832

Net effect of dilutive stock options                               4,871      5,742      6,428

Assumed conversion of convertible subordinated notes               5,856
                                                                --------   --------   --------
Total                                                             87,753     75,426     67,260
                                                                ========   ========   ========

Income before extraordinary item                                $118,249   $ 78,302   $ 40,165
Net income                                                      $120,170   $ 78,302   $ 40,165
Add:
Convertible subordinated notes interest and related expenses,
   net of taxes                                                 $  6,596
                                                                --------   --------   --------
Adjusted net income                                             $126,766   $ 78,302   $ 40,165
                                                                ========   ========   ========

Fully diluted earnings per share:
 Income before extraordinary item                               $   1.42   $   1.04   $   0.60
                                                                ========   ========   ========
 Net income                                                     $   1.44   $   1.04   $   0.60
                                                                ========   ========   ========

On August 24, 1995, the Company's Board of Directors approved a two-for-one stock split in the form of a stock dividend for stockholders of record on August 25, 1995. The distribution of additional shares was on September 15, 1995. Share information for all periods presented has been retroactively adjusted to reflect this stock dividend.